Exhibit 99.2

Assets Acquired from EnerVest Energy Institutional Fund IX
Unaudited Combined Statements of Revenues and Direct Operating Expenses
(in thousands)

	Six Months Ended June 30,
	2008	2007
Revenues	$15,422	$11,261

Direct operating expenses:
Lease operating expenses	3,232	2,642
Production and other taxes	2,780	1,312
Total direct operating expenses	6,012	3,954

Excess of revenues over direct operating expenses	$9,410	$7,307

See accompanying notes to unaudited combined statements of revenues and direct operating expenses.

Assets Acquired from EnerVest Energy Institutional Fund IX
Notes to Unaudited Combined Statements of Revenues and Direct Operating Expenses

1.	BASIS OF PRESENTATION

The accompanying historical combined statement of revenues and direct operating expenses presents the revenues and direct operating expenses for the six months ended June 30, 2008 and 2007 of the assets (the “San Juan Assets”) acquired, as defined in the purchase and sale agreement dated August 11, 2008, between EnerVest Energy Institutional Fund IX, L.P. and EnerVest Energy Institutional Fund IX-WI, L.P. (collectively, “EEIF IX”) and EV Energy Partners, L.P. (the “Partnership”). The San Juan Assets were purchased by the Partnership on September 8, 2008 for $118.4 million in cash and 908,954 common units of the Partnership, subject to contractual post-closing adjustments.

The San Juan Assets were part of larger affiliated enterprises prior to the acquisition by the Partnership. Historical combined financial statements reflecting financial position, results of operations and cash flows required by accounting principles generally accepted in the United States of America are not presented as such information is not readily available on an individual property basis and not meaningful to the acquired properties. Accordingly, the accompanying statement is presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission S-X.

The combined statements of revenues and direct operating expenses is not necessarily indicative of the financial condition or results of operations of the San Juan Assets going forward because of the changes in the business and the exclusion of certain operating and overhead expenses.

2.	SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenues in the accompanying combined statements of revenues and direct operating expenses consist of sales of oil and natural gas related to the San Juan Assets. Oil revenues are recognized when production occurs and title has passed. Natural gas revenues are recognized using the sales method of accounting. Under this method of accounting, revenues are recognized based on volumes sold, which may differ from the volume to which the Partnership is entitled based on its working interest. An imbalance is recognized as a liability only when the estimated remaining reserves will not be sufficient to enable the under-produced owner(s) to recoup its entitled share through future production. Revenues also include realized gains and losses on natural gas derivatives.

Direct Operating Expenses

Direct operating expenses are recognized on the accrual basis and consist of monthly operator overhead costs and other direct costs of operating the San Juan Assets. Included in direct operating expenses are costs associated with field operating expenses, marketing, monthly operator overhead, production taxes and ad valorem taxes.

3.	EXCLUDED EXPENSES

The San Juan Assets were part of a larger enterprise prior to the acquisition by the Partnership. Historically, general and administrative expenses, interest, income taxes and other indirect expenses were not allocated to the San Juan Assets and have been excluded from the accompanying combined statements.

In addition, depreciation, depletion and amortization have been excluded from the accompanying combined statements of revenues and direct operating expenses as such amounts would not be indicative of those expenses which would be incurred based on the amounts expected to be allocated to the San Juan Assets by the Partnership.

Assets Acquired from EnerVest Energy Institutional Fund IX
Notes to Unaudited Combined Statements of Revenues and Direct Operating Expenses (continued)

4.	RISK MANAGEMENT

EEIF IX utilized derivative instruments to hedge its exposure to oil and natural gas price volatility. These derivative instruments were designated as hedges for accounting purposes pursuant to Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Net realized losses of $1.7 million and $28,000 were recognized and included in revenues during the six months ended June 30, 2008 and 2007, respectively.

5.	COMMITMENTS AND CONTINGENCIES

The activities of the San Juan Assets are subject to potential claims and litigation in the normal course of operations.  The Partnership is not aware of any legal, environmental or other commitments or contingencies that would have a material effect of the statement of revenues and direct operating expenses.